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                                                                     EXHIBIT 4.2

                         CERTIFICATE OF DESIGNATION OF

                           PREFERENCES AND RIGHTS OF

                          SERIES B PREFERRED STOCK OF

                                 UROGEN CORP.

            PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE


     The undersigned, Paul D. Quadros, Chief Executive Officer, and Robert E. Sobol, Secretary, of Urogen Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company") in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors at a meeting duly held on June 16, 1998 and by unanimous written consent dated June 30, 1998, adopted the following resolutions, creating a series of 10,000 shares of Preferred Stock designated as Series B Preferred Stock:

          "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (the "Board") in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

          1.   Designation.  This series of Preferred Stock shall be designated
               -----------
Series B Preferred Stock, $0.01 par value (the "Series B Preferred").

          2.   Authorized Number.  The number of shares constituting the Series
               -----------------
B Preferred shall be Ten Thousand (10,000) shares.
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          3.   Dividends.  The holders of the Series B Preferred shall not be
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entitled to receive any dividends with respect to such Series B Preferred.

          4.   Liquidation Preference.  In the event of any liquidation,
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dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

                (a) The holders of the Series B Preferred shall be entitled to receive, ratably with the holders of any other series of Preferred Stock with Parity Rights (as defined in Section 5(a)) as to liquidation preferences based on their respective preference amounts (which, in the case of the Series B Preferred, shall include any amounts owing in respect of declared and unpaid dividends), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred or Common Stock (or any other securities of the Company ranking junior to the Series B Preferred as to liquidation preferences), the preference amount of One Thousand Dollars ($1,000) per share in cash for each share of Series B Preferred then held by such holders of Series B Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations (each a "Recapitalization")) plus an amount equal to all declared but unpaid dividends on the Series B Preferred as of the date of liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Series B Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences in the proportion that the aggregate preferential amount of shares of Series B Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences held by each such holder bears to the aggregate preferential amount of all shares of Series B Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences. After payment has been made to the holders of the Series B Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Series B Preferred, and the remaining assets of the Company shall be distributed among the holders of the Common Stock (and other junior securities with regard to liquidation preferences) in accordance with the Certificate of Incorporation and applicable law.

                (b) For purposes of this Section 4, a sale of all or substantially all of the Company's assets or the acquisition of the Company by another entity by means of a merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring entity in which the holders of capital stock of the Company hold less than 50% of the voting securities of the acquiring corporation (each a "Reorganization"), shall not be treated as a liquidation, dissolution or winding up of the Company (unless in connection therewith, the liquidation, dissolution or winding up of the Company is specifically approved), but shall be treated as provided in Section 7(e) hereof.

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          5.   Provisions Generally Applicable to Dividends and Liquidation.
               ------------------------------------------------------------

                (a) The term "Parity Rights," as used in this Certificate of Designation, shall mean dividend rights and liquidation preferences of the Company's Series B Preferred and Series C Preferred and of any other series of Preferred Stock of the Company which have preferences upon any liquidation, dissolution, or winding up of the Company or rights with respect to the declaration, payment and setting aside of dividends on a parity with those of the Series B Preferred and Series C Preferred.

                (b) Except as provided in Section 8, the Company will not, by amendment of its Certificate of Incorporation or through any Reorganization, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Section 3 and 4 and in the taking of all such action as may be necessary or appropriate in order to protect the dividend and liquidation rights of the holders of the Series B Preferred against impairment; provided, however, that nothing herein will prevent the
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Company from creating any new series of Preferred Stock with higher dividend rates or liquidation payments so long as the priority of such rights is not senior to the rights of the Series B Preferred.

          6.   Voting Rights.  Except as otherwise required by law or by Section
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8 hereof, the holder of each share of Series B Preferred shall not possess any voting rights with respect to such shares. To the extent any such vote is required, fractional votes by the holders of Series B Preferred shall not be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series B Preferred held by each holder could be converted) be rounded down to the nearest whole number. Holders of Series B Preferred shall be entitled to receive the same notice of any stockholders' meeting as is provided to holders of Common Stock. In addition, the Company will, or will cause the registrar to, transmit to the registered holders of the Series B Preferred all reports and communications from the Company that are generally mailed to holders of its Common Stock.

          7.   Conversion.  The Series B Preferred shall be subject to the
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following conversion provisions:

                (a)  Automatic Conversion.  Each share of Series B Preferred
                     --------------------
outstanding shall automatically be converted without the payment of additional consideration into fully paid and nonassessable shares of Common Stock or Series A Preferred Stock (at the option of the holder thereof) pursuant to the provisions of Section 7(b) hereof upon the earlier of (i) the first business day following the treatment of the first patient under an Initial New Drug Application for a Collaboration Product (as defined in that certain Developmental Collaboration Agreement between Baxter Healthcare Corporation ("Baxter") and the Company dated June 30, 1998) commences in a Phase I Clinical Trial (the "IND Milestone Date"), (ii) the date five years after the last advance of funds by Baxter under the Credit Agreement between Baxter and the Company (the "Credit Agreement") through and including the IND Milestone Date and (iii) automatic conversion pursuant to the terms

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of the Credit Agreement (the date of any such event, "Conversion Date"). All rights with respect to shares of Series B Preferred outstanding on the Conversion Date shall forthwith after the Conversion Date terminate, except only the right of the holders of such shares to receive shares of Common Stock or Series A Preferred Stock ("Series A Preferred") upon surrender of their certificates for the Series B Preferred.

                (b)  Conversion Price.  Should the holder of Series B Preferred
                     ----------------
elect to convert to Common Stock pursuant to the automatic conversion provisions of Section 7(a), the number of shares of Common Stock which shall be deliverable upon conversion shall be that number of shares equal to (a) the quotient of (i) the Liquidation Value (as adjusted for Recapitalizations), divided by (ii) one hundred and ten percent (110%) of the per share Fair Market Value of the Company's Common Stock, multiplied by (b) the number of shares of Series B Preferred so converted. If the holder of Series B Preferred elects to convert to Series A Preferred pursuant to the automatic conversion provisions of Section 7(a), the number of shares of Series A Preferred received shall be equal to the number of shares of Series B Preferred being converted. The "Liquidation Value" shall initially be $1,000 per share of Series B Preferred. "Fair Market Value" of the Common Stock shall mean the average Market Price of a share of the Common Stock (adjusted for Recapitalizations occurring during such period) for the thirty (30) consecutive trading days ending two days prior to the Conversion Date. As used herein, the term "Market Price" of a share of Common Stock on any date shall mean: (i) the last reported sales price of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices thereon, as reported in The Wall
                                                                    --------
Street Journal, or (ii) if the Common Stock shall not be listed or admitted to
--------------
trading on a national securities exchange, the last reported sales price on the NASDAQ National Market System or, if no such reported sale takes place on any such date, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (iii) if the Common Stock shall not be quoted on
   -----------------------
such National Market System nor listed or admitted to trading on a national securities exchange then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market. In the
            -----------------------
absence of an established trading market for the Company's Common Stock, the Fair Market Value of the Common Stock as of the Conversion Date shall be as determined by a nationally recognized investment banking or appraisal firm and pursuant to a method of appraisal mutually agreeable to a majority of the holders of Series B Preferred and the Company. The cost of retaining any such firm shall be borne equally by the holders of Series B Preferred and the Company.

                (c)  Unpaid Dividends and Fractional Shares.
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                     (i)   Any declared but unpaid dividends upon the Series B
Preferred as of the Conversion Date shall be paid or distributed upon such conversion or as soon thereafter as permitted by law.

                     (ii) No fractional shares of Common Stock or Series A Preferred shall be issued upon conversion of Series B Preferred. In lieu of any fractional shares to which the

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holder would otherwise be entitled, the Company shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by the conversion price of the Series B Preferred.

                (d)  Mechanics of Conversion. Before any holder of Series B
                     -----------------------
Preferred shall be entitled to receive certificates of Common Stock or Series A Preferred upon conversion of the Series B Preferred, such holder shall surrender the certificate or certificates for the Series B Preferred to be converted, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred. The Company shall, as soon as practicable after such delivery, issue and deliver to such holder of Series B Preferred (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock or Series A Preferred to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable. Notwithstanding any such delivery, such conversion shall be deemed to have been made immediately prior to the opening of business on the Conversion Date pursuant to Section 7(a), and the person or persons entitled, upon proper delivery, to receive the shares of Common Stock or Series A Preferred issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock or Series A Preferred on such date. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock or Series A Preferred issuable upon such conversion unless the certificates evidencing Series B Preferred are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement (and posts any requested bond or security) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates for shares of Common Stock or Series A Preferred issuable upon conversion of shares of Series B Preferred shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the Company shall not be required to pay any additional tax which
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may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series B Preferred being converted.

                (e) Certain Reorganizations.  In the event of any change,
                    -----------------------
reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company, whether pursuant to a Reorganization or otherwise, the shares of Series B Preferred shall, after such Reorganization or other transaction, be convertible thereafter pursuant to this Section 7 into the kind and amounts of stock or other securities or property of the Company or otherwise, to which such holder would have been entitled if immediately prior to such event the Series B Preferred had been converted into Common Stock pursuant to Section 7(a). The provisions of this Section 7(e) shall similarly apply to successive changes, reclassifications, conversions, exchanges or cancellations.

                (f) No Impairment.  Except as provided in Section 8, the Company
                    -------------
will not, by amendment of its Certificate of Incorporation or through any Reorganization, other transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this

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Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

                (g) Calculation of Conversion Price.  All calculations under
                    -------------------------------
this Section 7 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                (h) No Other Conversion Rights.  The holders of Series B
                    --------------------------
Preferred shall have no rights of conversion other than as specifically set forth herein.

          8.   Additional Voting Rights.
               ------------------------

                (a) Class Voting upon Certain Events. In addition to such other
                    --------------------------------
vote as may be required by law or provided by this Certificate of Designation, or the resolution creating this series of Preferred Stock, the consent of the holders of at least a majority of the shares of the Series B Preferred at the time outstanding, voting together as a single class, shall be necessary for effecting or validating any issuance of additional shares of Series B Preferred.

                (b)  Written Consent. Any action which may be taken by the
                     ---------------
holders of the Series B Preferred pursuant to this Section 8 at any annual or special meeting of such holders may be taken without a meeting if written consents setting forth such action are signed by the holders of shares of Series B Preferred entitled to vote on such matters having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          9.   Status of Converted Shares.  Shares of Series B Preferred
               --------------------------
converted pursuant to Section 7 shall be canceled and no longer constitute authorized shares.

          10.  Covenants.  So long as any shares of Series B Preferred or Series
               ---------
C Preferred remain outstanding:

                (a) The Company shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Series B Preferred and Series C Preferred, voting together as a single class, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Company's capital stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; and

                (b) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series A Preferred, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred and Series C Preferred, such number of its shares of Common Stock and Series A Preferred as shall from time to

                                      -6-
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time be sufficient to effect the conversion of all outstanding shares of the
Series A Preferred, Series B Preferred and Series C Preferred; and if at any time the number of authorized but unissued shares of Common Stock or Series A Preferred shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, Series B Preferred and Series C Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock and/or Series A Preferred to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Company's Certificate of Incorporation.

          11.  Notices.  All notices, requests, demands and other communications
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hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, certified or registered mail, postage prepaid, express courier or when sent by telex or telecopier (with receipt confirmed, provided a copy is also sent by first class mail), addressed (i) in the case of a holder of Series B Preferred, to such holder's address of record, and (ii) in the case of the Company, to the Company's principal executive office to the attention of the Company's secretary.

          12.  Amendments and Waivers.  Subject to Section 8, any right,
               ----------------------
preference, privilege or power of, or restriction provided for the benefit of, the Series B Preferred set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series B Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the Company and all holders of Series B Preferred.

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                                  *     *     *

          RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer or any Assistant Secretary or Assistant Treasurer of the corporation are each authorized to execute, acknowledge, file and record a certificate of designation for the Series B Preferred in accordance with Section 103 of the Delaware General Corporation Law."



     IN WITNESS WHEREOF, the undersigned have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the corporation and that the facts stated herein are true as of this 8th day of July, 1998.


                                    /s/ Paul D. Quadros
                                    ----------------------------------------
                                    Paul D. Quadros, Chief Executive Officer


ATTEST:


/s/ Robert E. Sobol
--------------------------
Robert E. Sobol, Secretary



    [SIGNATURE PAGE TO SERIES B PREFERRED STOCK CERTIFICATE OF DESIGNATION]

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